Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces
Third Quarter 2019 Financial Results

COSTA MESA, CA – October 31, 2019 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended September 25, 2019.
Highlights for the third quarter ended September 25, 2019, compared to the third quarter ended September 26, 2018 were as follows:

•	Total revenue was $112.1 million compared to $112.2 million.

•	System-wide comparable restaurant sales increased 1.1%, including a 1.6% increase for company-operated restaurants, and a 0.6% increase for franchised restaurants.

•
Net income was $6.4 million, or $0.18 per diluted share, compared to net income of $6.8 million, or $0.17 per diluted share. During the third quarter of 2019 the Company incurred legal expenses related to securities litigation of $0.2 million. During the third quarter of 2018 the Company incurred legal expenses related to securities litigation of $3.7 million and received insurance proceeds of $2.0 million related to the reimbursement of certain legal expenses paid in prior years for the defense of securities lawsuits.

•	Pro forma net income(1) was $7.2 million, or $0.20 per diluted share, compared to $7.6 million, or $0.19 per diluted share.

•	Adjusted EBITDA(1) was $15.9 million, compared to $16.3 million.
(1) Pro forma net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") and are defined below under "Key Financial Definitions." A reconciliation of GAAP net income to pro forma net income and adjusted EBITDA is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”
Bernard Acoca, President and Chief Executive Officer of El Pollo Loco Holdings, Inc., stated, "Our third quarter results were highlighted by accelerating sales momentum as our Transformation Agenda continues to gain traction. Despite a slow start to the quarter, the expansion of our delivery capabilities, focus on value and improved company operations drove system-wide comparable restaurant sales growth of 1.1%, representing our fifth straight quarter of positive system-wide comp growth. In fact, the month of September was our strongest month of the year to-date in terms of sales, with system comparable restaurant sales of 4.2% driven by positive traffic, which is particularly impressive given the 3% growth comparison from last year. We’re pleased to see our momentum continue into the fourth quarter as both system wide comparable sales and traffic remain positive in October.”

Acoca added, “During the quarter, we continued our focus on simplifying in-store operations to reduce back of house complexity and virtually completed the roll-out of a new inventory management system, which will enable our employees to spend more time delivering an exceptional customer experience. Looking ahead, we are particularly excited by our first ever holiday-themed promotion that promises to be special for both our customers and employees alike. We continue to believe our strategic initiatives, renewed focus on product innovation and ongoing efforts to elevate the El Pollo Loco brand will further strengthen our foundation, allowing us to grow our business profitably and responsibly over the long-term.”

Third Quarter 2019 Financial Results
Company-operated restaurant revenue in the third quarter of 2019 was $99.1 million, compared to $100.0 million in the same period last year. The decline in company-operated restaurant sales was primarily due to a $4.4 million decrease in revenue from the closure of five restaurants during or subsequent to the third quarter of 2018 and the sale of eleven company-operated restaurants to franchisees earlier this year. This restaurant sales decrease was partially offset by 1.6% increase in company-operated comparable restaurant sales, the six new restaurants opened during and subsequent to the third quarter of 2018 and $0.5 million related to an increase in revenue recognized from our loyalty points program.
Comparable company-operated restaurant sales in the third quarter increased 1.6%, driven by a 2.0% increase in average check, partially offset by a 0.4% decrease in transactions.
Franchise revenue in the third quarter of 2019 increased 9.1% to $7.3 million, compared to $6.7 million in the third quarter of 2018. This increase was primarily due to a 0.6% increase in franchise comparable restaurant sales, the eleven restaurants sold by the company to franchisees and the opening of seven new franchised restaurants during or after the prior year quarter. This was partially offset by the closure of three franchise locations during the same period.
Net income for the third quarter of 2019 was $6.4 million, or $0.18 per diluted share, compared to net income of $6.8 million, or $0.17 per diluted share in the third quarter of 2018. Pro forma net income was $7.2 million, or $0.20 per diluted share during the third quarter of 2019, compared to $7.6 million, or $0.19 per diluted share during the third quarter of 2018.
During the third quarter of 2019 the Company incurred legal expenses related to securities litigation of $0.2 million. The third quarter of 2018 included legal expenses related to securities lawsuits of $3.7 million and insurance proceeds of $2.0 million related to the reimbursement of certain legal expenses paid in prior years for the defense of securities lawsuits.
Restaurant contribution was $18.4 million or 18.6% of company-operated restaurant revenue, compared to $18.3 million, or 18.3% of company-operated restaurant revenue in the third quarter of 2018. The increase was largely due to price increases, partially offset by the impact of wage increases in California, increased delivery fees, related to the roll-out of new delivery service providers, and higher commodity inflation. Restaurant contribution is a non-GAAP measure defined below under "Key Financial Definitions." A reconciliation of GAAP income from operations to restaurant contribution is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

2019 Outlook
Based on current information, the Company is updating its earnings guidance for fiscal year 2019.
Excluding the impact of potential share repurchases, the Company expects 2019 pro forma diluted net income per share ranging from $0.71 to $0.74. Pro forma net income guidance for fiscal year 2019 is based, in part, on the following annual assumptions:

•	System-wide comparable restaurant sales growth of approximately 1.0% to 2.0%;

•	The opening of 2-3 new company-owned restaurants and 2-3 new franchised restaurants;

•	Restaurant contribution margin of 18.2% to 18.6%;

•	G&A expenses of between 8.1% and 8.3% of total revenue excluding legal fees related to securities related litigation;

•	Pro forma income tax rate of 26.5%; and

•	Adjusted EBITDA of between $61.0 and $63.0 million.

Reconciliations of our 2019 expected pro forma diluted net income per share range, our expected 2019 Adjusted EBITDA range, our expected 2019 restaurant contribution margin and our 2019 expected pro forma income tax rate to their corresponding GAAP measures have not been provided as we cannot determine the probable significance or timing of certain reconciling items which are outside of our control and therefore cannot be reasonably predicted. Accordingly, we do not provide guidance for these various reconciling items. These reconciling items such as asset impairment and closed store reserves, securities lawsuit related legal expenses and gain or loss on disposal of assets impact the timing and amount of the quarterly recognition of GAAP net income. Therefore, reconciliations of the differences between these forward-looking information items to their most directly comparable financial measures calculated and presented in accordance with GAAP are not available without unreasonable effort.
Key Financial Definitions
Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer and excludes restaurants that were closed during the applicable period. At September 25, 2019, there were 198 restaurants in our comparable company-operated restaurant base and 462 restaurants in our comparable system restaurant base.
Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution excludes certain costs, such as general and administrative expenses, depreciation and amortization, asset impairment and closed-store reserves, loss on sale of restaurants, recovery of securities lawsuits related legal expenses and other costs that are considered normal operating costs. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”
EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our ongoing operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses, (vi) costs associated with the transition of our CEO and (vii) provision for income taxes at a normalized tax rate of 26.5% for the thirteen and thirty-nine weeks ended September 25, 2019 and September 26, 2018, which reflects our estimated long-term effective tax rate, including both federal and state income taxes. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”
Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2019 today at 4:30 PM Eastern Time. Bernard Acoca, President and Chief Executive Officer and Larry Roberts, Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13694249. The replay will be available until Thursday, November

14, 2019. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco
El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 480 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah, and Louisiana. El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.
While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: the adverse impact of economic conditions on our (i) operating results and financial condition, (ii) ability to comply with the terms and covenants of our debt agreements, and (iii) ability to pay or refinance our existing debt or to obtain additional financing; vulnerability to changes in consumer preferences and economic conditions; vulnerability to conditions in the greater Los Angeles area; vulnerability to natural disasters given the geographic concentration and real estate intensive nature of our business; ability to open new restaurants in new and existing markets, including difficulty in finding sites and in negotiating acceptable leases; delayed or canceled future restaurant openings; restaurant closures, due to financial performance or otherwise; increases in chicken and other input costs; and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 26, 2018, which such filings are available online at www.sec.gov, at www.elpolloloco.com or upon request from El Pollo Loco.
We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures which include supplemental measures of operating performance of our restaurants. Our calculations of supplemental measures and other non-GAAP financial measures indicated above may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants' financial performance against our competitors' performance. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company's financial condition and results of operation.
Investor Contact:
Fitzhugh Taylor, ICR
fitzhugh.taylor@icrinc.com
714-599-5200
Media Contact:
Hanna Gray, Edible
hannah.gray@edible-inc.com
323-202-1477

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 25, 2019		September 26, 2018		September 25, 2019		September 26, 2018
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	99,052	88.4	100,024	89.2	296,341	88.5	294,204	89.3
Franchise revenue	7,273	6.5	6,665	5.9	21,635	6.5	19,324	5.8
Franchise advertising fee revenue	5,742	5.1	5,489	4.9	16,808	5.0	16,039	4.9
Total revenue	112,067	100.0	112,178	100.0	334,784	100.0	329,567	100.0
Costs of operations:
Food and paper cost (1)	27,512	27.8	28,349	28.3	82,550	27.9	84,265	28.6
Labor and related expenses (1)	29,292	29.6	29,164	29.2	88,140	29.7	84,682	28.8
Occupancy and other operating expenses (1)	23,844	24.1	24,187	24.2	70,103	23.7	69,019	23.5
Company restaurant expenses (1)	80,648	81.5	81,700	81.7	240,793	81.3	237,966	80.9
General and administrative expenses	9,539	8.5	12,186	10.9	30,235	9.0	37,862	11.5
Franchise expenses	7,006	6.3	6,342	5.7	20,692	6.2	18,424	5.6
Depreciation and amortization	4,343	3.9	4,507	4.0	13,558	4.0	13,063	4.0
Loss on disposal of assets	35	—	140	0.1	213	0.1	193	0.1
Recovery of securities lawsuits related legal expenses	—	—	(2,036)	(1.8)	(10,000)	(3.0)	(6,099)	(1.9)
Asset impairment and closed-store reserves	367	0.3	(153)	(0.1)	1,241	0.4	6,629	2.0
Loss on disposition of restaurants	11	—	—	—	5,062	2.3	—	—
Total expenses	101,949	91.0	102,686	91.5	301,794	90.1	308,038	93.5

Income from operations	10,118	9.0	9,492	8.5	32,990	9.9	21,529	6.5
Interest expense, net of interest income	973	0.9	840	0.7	2,754	0.8	2,688	0.8
Income tax receivable agreement income	(197)	(0.2)	(571)	(0.5)	(120)	0.0	(777)	(0.2)
Income before provision for income taxes	9,342	8.3	9,223	8.2	30,356	9.1	19,618	6.0
Provision for income taxes	2,940	2.6	2,388	2.1	8,954	2.7	5,202	1.6
Net income	6,402	5.7	6,835	6.1	21,402	6.4	14,416	4.4
Net income per share:
Basic	0.18		0.18		0.57		0.37
Diluted	0.18		0.17		0.56		0.37
Weighted average shares used in computing net income per share:
Basic	35,859,502		38,602,658		37,484,372		38,516,792
Diluted	36,397,368		39,205,090		38,173,097		39,102,130

(1)
Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA
(dollar amounts in thousands)

	As of
	September 25, 2019	December 26, 2018
Selected Balance Sheet Data:
Cash and cash equivalents	$12,069	$6,969
Total assets	635,428	450,226
Total debt	101,000	74,184
Total liabilities	395,414	184,990
Total stockholders’ equity	240,014	265,236
	Thirty-Nine Weeks Ended
	September 25, 2019	September 26, 2018
Selected Operating Data:
Company-operated restaurants at end of period	201	212
Franchised restaurants at end of period	284	271
Company-operated:
Comparable restaurant sales growth	1.2%	(0.6)%
Restaurants in the comparable base	198	195

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(dollar amounts in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2019	September 26, 2018	September 25, 2019	September 26, 2018
Adjusted EBITDA:
Net income, as reported	$6,402	$6,835	$21,402	$14,416
Provision for income taxes	2,940	2,388	8,954	5,202
Interest expense, net	973	840	2,754	2,688
Depreciation and amortization	4,343	4,507	13,558	13,063
EBITDA	14,658	14,570	46,668	35,369
Stock-based compensation expense (a)	668	377	1,797	820
Loss on disposal of assets (b)	35	140	213	193
Recovery of securities lawsuits related legal expense (c)	—	(2,036)	(10,000)	(6,099)
Asset impairment and closed-store reserves (recovery) (d)	367	(153)	1,241	6,629
Loss on disposition of restaurants (e)	11	—	5,062	—
Expenses related to selling shareholders	(197)	(571)	(120)	(777)
Income tax receivable agreement income (f)	179	3,659	2,809	10,532
Securities class action legal expense (g)	158	276	193	699
Executive transition costs (i)	51	31	151	1,050
Adjusted EBITDA	$15,930	$16,293	$48,014	$48,416

(a)	Includes non-cash, stock-based compensation.

(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.

(c)
During the thirty-nine weeks ended September 25, 2019, we received insurance proceeds of $10.0 million related to the settlement of the securities class action lawsuit and during the thirteen and thirty-nine weeks ended September 26, 2018, we received insurance proceeds of $2.0 million and $6.1 million, respectively, related to the reimbursement of certain legal expenses paid in prior years for the defense of securities lawsuits. See Note 7, Commitments and Contingencies, Legal Matters.

(d)
Includes costs related to impairment of long-lived assets and closing restaurants. During the thirteen and thirty-nine weeks ended September 25, 2019, we recorded a non-cash impairment charge of $0.1 million and $0.3 million, respectively, primarily related to the carrying value of the assets of one restaurant in California. We recorded a non-cash impairment charge of $0.1 million and $1.8 million for the thirteen and thirty-nine weeks ended September 26, 2018, respectively, primarily related to the carrying value of the assets of one restaurant in Arizona.

During the thirteen weeks ended September 26, 2018, we closed one restaurant in California and one restaurant in Arizona. During the thirty-nine weeks ended September 26, 2018,we closed six restaurants, including four locations in Texas, one in California and one in Arizona, and decided not to move forward with the development of a third location in Texas. All four Texas locations were previously impaired during the third quarter of 2017. This resulted in a closed-store reserve recovery of $0.2 million for the thirteen weeks ended September 26, 2018 and closed-store reserve expense of $4.8 million for the thirty-nine weeks ended September 26, 2018.

(e)
During the thirty-nine weeks ended September 25, 2019, we completed the sale of four company-operated restaurants within the San Francisco area to an existing franchisee and seven company-operated restaurants in the Phoenix area to another existing franchisee. These sales resulted in cash proceeds of $4.8 million and a net loss on sale of restaurants of $5.1 million. These restaurants are now included in our franchised restaurant totals.

(f)
On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. For the thirteen and thirty-nine weeks ended September 25, 2019 and September 26, 2018, income tax receivable agreement income consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.

(g)	Consists of costs related to the defense of securities lawsuits. See "Note 7, Commitments and Contingencies, Legal Matters."

(h)
Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

(i)	Includes costs associated with the transition of our CEO, such as executive recruiter costs, CEO sign-on bonus, and former CEO stock modification expense.

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME
(dollar amounts in thousands, except share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2019	September 26, 2018	September 25, 2019	September 26, 2018
Pro forma net income:
Net income, as reported	$6,402	$6,835	$21,402	$14,416
Provision for taxes, as reported	2,940	2,388	8,954	5,202
Loss on disposition of restaurants	11	—	5,062	—
Income tax receivable agreement income	(197)	(571)	(120)	(777)
Loss on disposal of assets	35	140	213	193
Recovery of securities lawsuits related legal expenses	—	(2,036)	(10,000)	(6,099)
Asset impairment and closed-store reserves	367	(153)	1,241	6,629
Securities lawsuits related legal expenses	179	3,659	2,809	10,532
Executive transition costs	51	31	151	1,050
Provision for income taxes	(2,594)	(2,728)	(7,874)	(8,254)
Pro forma net income	$7,194	$7,565	$21,838	$22,892
Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.20	$0.20	$0.58	$0.59
Diluted	$0.20	$0.19	$0.57	$0.59
Weighted-average shares used in computing pro forma net income per share
Basic	35,859,502	38,602,658	37,484,372	38,516,792
Diluted	36,397,368	39,205,090	38,173,097	39,102,130

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION
(dollar amounts in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2019	September 26, 2018	September 25, 2019	September 26, 2018
Restaurant contribution:
Income from operations	$10,118	$9,492	$32,990	$21,529
Add (less):
General and administrative expenses	9,539	12,186	30,235	37,862
Franchise expenses	7,006	6,342	20,692	18,424
Depreciation and amortization	4,343	4,507	13,558	13,063
Loss gain on disposal of assets	35	140	213	193
Franchise revenue	(7,273)	(6,665)	(21,635)	(19,324)
Franchise advertising fee revenue	(5,742)	(5,489)	(16,808)	(16,039)
Recovery of securities lawsuits related legal expenses	—	(2,036)	(10,000)	(6,099)
Asset impairment and closed-store reserves	367	(153)	1,241	6,629
Loss on sale of restaurants	11	—	5,062	—
Restaurant contribution	$18,404	$18,324	$55,548	$56,238

Company-operated restaurant revenue:
Total revenue	$112,067	$112,178	$334,784	$329,567
Less:
Franchise revenue	(7,273)	(6,665)	(21,635)	(19,324)
Franchise advertising fee revenue	(5,742)	(5,489)	(16,808)	(16,039)
Company-operated restaurant revenue	$99,052	$100,024	$296,341	$294,204

Restaurant contribution margin (%)	18.6%	18.3%	18.7%	19.1%